                                                            FOR IMMEDIATE RELEASE
                                                            April 22, 2008

NORFOLK SOUTHERN REPORTS FIRST-QUARTER 2008 RESULTS

For first-quarter 2008 vs. first-quarter 2007:

•        Railway operating revenues increased 11 percent to a record $2.5 billion.

•        Income from railway operations improved 9 percent to $578 million.

•        Net income increased 2 percent to $291 million.

•        Diluted earnings per share rose 7 percent to $0.76.

NORFOLK, VA. - For the first quarter of 2008, Norfolk Southern Corporation (NYSE: NSC) reported net income of $291 million, or $0.76 per diluted share, compared with $285 million, or $0.71 per diluted share, for the first quarter of 2007.

            First-quarter 2008 results were impacted by the settlement of a lawsuit relating to the 2005 accident at Graniteville, S.C., which, when combined with other favorable claims-related adjustments, reduced earnings by $0.02 per diluted share.

            "Norfolk Southern delivered strong financial performance during the quarter, reporting the highest railway operating revenues in its history, in spite of a less than robust economy," said Norfolk Southern CEO Wick Moorman. "The results clearly indicate the strength of our balanced franchise, and we remain optimistic that we will produce continuing positive results in 2008."

            First-quarter railway operating revenues were a record $2.5 billion, an increase of 11 percent, compared with the first-quarter of 2007. Weakness in automotive, housing, and intermodal shipments was partially offset by strong coal and agricultural volumes, resulting in a net 2 percent reduction in traffic volume for the quarter. Higher average revenue per unit more than offset the volume decline.

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            General merchandise revenues reached $1.35 billion, 10 percent higher compared with the same period last year. Coal revenues climbed 19 percent to a record $662 million compared with first quarter 2007 results. Intermodal revenues increased 5 percent to $486 million compared with the first quarter of 2007.

             Railway operating expenses for the quarter were $1.9 billion, an increase of 12 percent over the same period of 2007, primarily due to higher fuel prices, which rose by $156 million or 63 percent.

            The railway operating ratio was 76.9 percent, slightly higher compared with 76.5 percent during first-quarter 2007.

            Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:
            (Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
             (Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)